Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-3

Registration Statement Under the Securities Act of 1933

(Form Type)

ACNB Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1- Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate(1)(2)	Amount of Registration Fee(1)
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $2.50 par value per share	457(o)
Fees to be Paid	Equity	Preferred Stock, $2.50 par value per share	457(o)
Fees to be Paid	Equity	Depositary Shares	457(o)
Fees to be Paid	Debt	Debt Securities(3)	457(o)
Fees to be Paid	Other	Warrants	457(o)
Fees to be Paid	Other	Stock Purchase Contracts	457(o)
Fees to be Paid	Other	Stock Purchase Units	457(o)
Fees to be Paid	Other	Subscription Rights	457(o)
Fees to be Paid	Other	Units	457(o)
	Unallocated (Universal) Shelf	--	457(o)	$100,000,000		$100,000,000	0.00014760	$14,760.00
Total Offering Amounts						$100,000,000		$14,760.00
Total Fees Previously Paid								$--
Total Fee Offsets								$--
Net Fee Due								$14,760.00

(1)	An indeterminate amount or aggregate principal amount, as applicable, of securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate initial offering price not to exceed $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the registrant elects to offer to the public fractional interests in shares of preferred stock hereunder, depositary shares will be distributed to those persons purchasing such interests and such shares of preferred stock will be issued to the depositary under the deposit agreement. This registration statement also covers securities registered hereunder that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate. In addition, the total amount to be registered and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act and based upon the maximum aggregate offering price of all securities being registered.
(3)	The debt securities covered by this registration statement may be senior and/or subordinated debt securities.